Calculation of Filing Fee Tables
S-8
Rhinebeck Bancorp, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	600,000	$ 12.19	$ 7,314,000.00	0.0001381	$ 1,010.06
Total Offering Amounts:						$ 7,314,000.00		$ 1,010.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,010.06
Offering Note
[1]	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Rhinebeck Bancorp, Inc. 2025 Equity Incentive Plan (the "Equity Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Rhinebeck Bancorp, Inc. (the "Company") pursuant to 17 C.F.R. Section 230.416(a), this represents 600,000 shares of common stock of the Company issuable pursuant to the Equity Plan. The proposed maximum offering price per share of $12.19 is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices of the Company's common stock as reported on the Nasdaq Stock Market on December 12, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A